Execution Version

SETTLEMENT AGREEMENT AND RELEASE
This Settlement Agreement and Release (the “Agreement”), dated as of November 23, 2012 (the “Effective Date”), is entered into by and between The Bank of New York Mellon Trust Company, N.A. (“BNYM”), acting in its capacity as indenture trustee with respect to certain 4.375% Junior Subordinated Deferrable Interest Debentures due March 1, 2034 (the “Debentures”) issued under the Indenture (as defined below), and Santander Holdings USA, Inc. (“SHUSA”). This Agreement is intended by BNYM and SHUSA (collectively, the “Parties”), to settle fully and finally all claims related to the Litigation (as defined below).
RECITALS
As a preamble to this Agreement, the Parties state as follows:
A.WHEREAS, BNYM is the trustee under the base indenture between Sovereign Bancorp, Inc. (“Sovereign”) and Harris Trust and Savings Bank, a predecessor to BNYM, dated September 1, 1999 (the “Base Indenture”). The Base Indenture was amended by the third supplemental indenture, entered into between Sovereign and BNY Midwest Trust Company (another predecessor to BNYM), dated as of February 26, 2004 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).
B.WHEREAS, pursuant to the Indenture, Sovereign issued the Debentures. The Debentures are owned and held in a Delaware Statutory Trust (the “Trust”), which is governed by an Amended and Restated Declaration of Trust, dated as of February 26, 2004 (the “Declaration”). The Bank of New York Mellon, an affiliate of BNYM, is the property trustee (“Property Trustee”) of the Trust.
C.WHEREAS, pursuant to the Indenture and the Declaration, the Trust issued contingent convertible Trust Preferred Income Equity Redeemable Securities (the “Trust PIERS”), which represent undivided beneficial interests in the Trust.
D.WHEREAS, on January 30, 2009, Sovereign became a wholly owned subsidiary of Banco Santander, S.A. (“Banco Santander”), and Sovereign was later renamed SHUSA, which is the successor-in-interest to Sovereign.
E.WHEREAS, on December 17, 2010, pursuant to a direction by a majority of the holders of the Trust PIERS not owned by SHUSA or its affiliated entities (the “Directing Holders”), BNYM initiated a litigation against SHUSA captioned The Bank of New York Mellon Trust Company, N.A. v. Santander Holdings USA, Inc., No. 10 Civ. 9420 (RMB) (JCF) (S.D.N.Y.) (the “Litigation”) by filing a complaint (the “Complaint”) in the United States District Court for the Southern District of New York (the “Court”).
F.WHEREAS, it is the mutual desire of the Parties to fully and finally resolve all disputes between the Parties related to, regarding, or arising out of the Litigation.
NOW, THEREFORE, in consideration of the mutual promises, covenants, obligations, agreements, conditions, and undertakings set forth herein, in full and final settlement of the allegations and claims in the Litigation, in lieu of any other remedy that BNYM may have received in connection with the Litigation or sought under the Indenture, Declaration, or otherwise, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
TERMS AND CONDITIONS

1.
Reset Distribution Rate. The Parties acknowledge for purposes of this settlement only that a “Change of Control” (as defined in the Third Supplemental Indenture and Declaration) is deemed to have occurred. In that regard, the Parties agree that (i) the annual rate at which quarterly distributions (the “Distributions”) are made on the Trust PIERS under the Declaration (and the corresponding interest rate on the Debentures) for all Distributions in respect of which the record date is after November 15, 2012 shall be reset to 12.835% (the “New Distribution Rate”); and (ii) SHUSA has the right to redeem the Trust PIERS pursuant to Section 4(e)(i)(B) of Annex I of the Declaration (and the corresponding right to redeem the Debentures pursuant to Section 2.06(c)(ii) of the Third Supplemental Indenture) at any time on or after January 30, 2014. The Parties will cooperate in good faith to (a) prepare and execute any amendments to the Base Indenture, Third Supplemental Indenture, Declaration, and any other document necessary to effectuate the New Distribution Rate; and (b) obtain any legal opinion, certificate, or consent necessary to effect such amendments.

2.
Tender Offer. For purposes of this Agreement the term “trading day” means any day on which the New York Stock Exchange is open for trading. SHUSA shall commence a fixed price tender offer (the “Tender Offer”) for any and all Trust PIERS at a tender price of $78.95 (the “Tender Price”) on November 23, 2012 and keep the Tender Offer open at least until 5:00 P.M. EST on December 26, 2012. The period from and after the date of the commencement of the Tender Offer through the date of expiration of the Tender Offer shall be referred to hereinafter as the “Tender Period.”

3.
Settlement of the Tendered Trust PIERS. SHUSA agrees to accept immediately and to promptly settle and pay for any Trust PIERS that a holder tenders during the Tender Period. For any Trust PIERS tendered by 5:00 P.M. EST on:

•
November 29, 2012, SHUSA shall settle and pay for such Trust PIERS no later than 5:00 P.M. EST on December 3, 2012 (including disbursement in full of all sale proceeds to the holders of such tendered Trust PIERS).

•
December 6, 2012 (and was not settled subject to the prior bullet), SHUSA shall settle and pay for such Trust PIERS no later than 5:00 P.M. EST on December 10, 2012 (including disbursement in full of all sale proceeds to the holders of such tendered Trust PIERS).

•
December 13, 2012 (and was not settled subject to the prior two bullets), SHUSA shall settle and pay for such Trust PIERS no later than 5:00 P.M. EST on December 17, 2012 (including disbursement in full of all sale proceeds to the holders of such tendered Trust PIERS).

•
December 20, 2012 (and was not settled subject to the prior three bullets), SHUSA shall settle and pay for such Trust PIERS no later than 5:00 P.M. EST on December 24, 2012 (including disbursement in full of all sale proceeds to the holders of such tendered Trust PIERS).

•
December 26, 2012 (and was not settled subject to the prior four bullets), SHUSA shall settle and pay for such Trust PIERS no later than 5:00 P.M. EST on December 31, 2012 (including disbursement in full of all sale proceeds to the holders of such tendered Trust PIERS).

4.
Approval of Tender Offer. SHUSA’s obligation to commence and complete the Tender Offer according to the terms in Paragraphs 2 and 3 above is unconditional, except for any necessary approval for the Tender Offer from the Federal Reserve Bank of Boston (the “Federal Reserve”). SHUSA agrees that it will use its best efforts to take any and all steps to obtain any such approval from the Federal Reserve and to consummate the Tender Offer contemplated herein according to the terms in Paragraphs 2 and 3 above.

5.
Paying Agent. Prior to the commencement of the Tender Offer, SHUSA shall (a) designate a bank or trust company reasonably acceptable to BNYM to act as paying agent for the payment of the Tender Price in accordance with Paragraph 3 above, (b) enter into an agreement with such paying agent that is reasonably acceptable to BNYM, and (c) instruct the paying agent to timely pay for, in accordance with Paragraph 3 above, any and all Trust PIERS tendered into the Tender Offer.

6.
Preparation of Tender Documents. SHUSA will prepare the documents necessary to effectuate the Tender Offer (the “Tender Documents”), and the Tender Documents will be consistent with terms of this Agreement and will contain all of the terms necessary to comply with applicable federal and state laws, rules, and regulations and to effectuate the Tender Offer contemplated hereby. The Parties further agree to cooperate in good faith to (i) prepare and execute any amendments to the Base Indenture, Third Supplemental Indenture, Declaration, or any other documents reasonably necessary to effectuate the Tender Offer; and (ii) obtain any legal opinion, certificate, or consent reasonably necessary to make such amendments.

7.	Tendered Trust PIERS. Those Trust PIERS holders who tender their Trust PIERS in connection with the Tender Offer shall not be entitled to any payments other than the Tender Price.

8.
Trust PIERS Not Tendered in the Initial Tender Offer. To the extent that any Trust PIERS are not tendered as part of the initial Tender Offer as described in Paragraphs 2 and 3 above (“Untendered Trust PIERS”), any future Distributions due after the initial Tender Offer closes will be made by SHUSA at the New Distribution Rate, as set forth in Paragraph 1 above, according to the terms of the Base Indenture, Third Supplemental Indenture, Declaration, and any amendment or supplement thereto. SHUSA further agrees that it shall, within ten (10) trading days of each Distribution made after the initial Tender Offer closes, commence an additional fixed price tender offer (“Additional Tender Offer”) for any and all Untendered Trust PIERS at the Tender Price paid in the initial Tender Offer, minus the cumulative amount of any Distributions made after the initial Tender Offer closes (the “Additional Tender Price”). Those Trust PIERS holders who tender their Trust PIERS in connection with an Additional Tender Offer shall not be entitled to any other future payments other than (i) Distributions through the date of settlement for such Trust PIERS (at the New Distribution Rate) and (ii) the Additional Tender Price. The tender offer period applicable to each Additional Tender Offer shall commence as set forth in this Paragraph and comply with applicable law, but shall otherwise be solely within SHUSA’s control.

9.
Attorneys’ Fees and Costs. SHUSA agrees to pay any and all of the attorneys’ fees and costs (including experts’ fees and costs) incurred by or billed to BNYM in connection with the Litigation (the “BNYM Fees”), including, but not limited to, those fees and costs incurred or billed in connection with this Agreement and the preparation of any documents necessary to effectuate the terms of this Agreement (including, but not limited to, the Tender Documents). The BNYM Fees shall also include the $130,150.23 of prejudgment interest on BNYM’s attorneys’ fees and costs award as specified in the Report and Recommendation of Magistrate Judge James C. Francis IV, dated September 12, 2012. Within ten (10) trading days after the initial Tender Offer closes, BNYM will provide to SHUSA the final amount of the BNYM Fees. SHUSA shall pay to BNYM (by wire transfer in accordance with the wire instructions to be provided to SHUSA by BNYM) the full amount of the BNYM Fees within three (3) trading days of receiving any request for payment of those fees. Furthermore, SHUSA shall, pursuant to Section 607 of the Base Indenture, Section 4.01 of the Third Supplemental Indenture, and Section 10.04(b) of the Declaration, indemnify and hold BNYM and the Property Trustee harmless for any loss, liability, cost, fee, or expense, including, but not limited to, attorneys’ fees, incurred by BNYM or the Property Trustee related to, regarding, or arising out of this Agreement. This indemnification shall survive the discharge of any duties or the satisfaction of any obligations under, or the termination of, the Base Indenture, Third Supplemental Indenture, and the Declaration.

10.
Dismissal of Litigation. Subject to SHUSA’s compliance with the terms of this Agreement, following the successful settlement and payment of all Trust PIERS tendered on or before 5:00 P.M. on December 20, 2012 (including disbursement in full of all sale proceeds to the holders of such tendered Trust PIERS) no later than 5:00 P.M. EST on December 24, 2012 and SHUSA’s payment of the BNYM Fees incurred through November 30, 2012, BNYM shall, pursuant to Federal Rule of Civil Procedure 41(a)(1)(A)(ii), file with the Court a stipulation, signed by SHUSA’s authorized representative, dismissing the Complaint with prejudice.

11.	Releases. Upon payment by SHUSA of the full and final amount of the BNYM Fees, the following releases shall enter into full force and effect:

a.
Subject to Paragraph 11(c) below, BNYM, for itself and for all persons acting by, through, under, or in respect of BNYM, including, but not limited to, the Property Trustee and the Directing Holders, and each of its and their present and former members, partners, managers, agents, advisors, officers, directors, employees, parents, subsidiaries, successors, affiliates, predecessors, assigns, attorneys, and insurers, shall release and forever discharge SHUSA and all persons acting by, through, under, or in respect of SHUSA and each of its and their present and former members, partners, managers, agents, advisors, officers, directors, employees, parents, subsidiaries, successors, affiliates, predecessors, assigns, attorneys, and insurers (collectively, the “SHUSA Releasees”), from all obligations, actions, causes, causes of action, claims at law or in equity, suits, debts, liens, encumbrances, contracts, agreements, promises, liabilities, demands, damages, losses, costs, or expenses of any nature whatsoever, known or unknown, fixed or contingent, related to, regarding, arising out of, or that could have been asserted in the Litigation. Notwithstanding anything else herein, the releases by The Bank of New York Mellon and its affiliated entities and persons are solely in their capacities as Trustee and Property Trustee, and not in any other capacity. For the avoidance of doubt, all claims for breach of Section 2.04(h) of the Third Supplemental Indenture or Section 2(g) of Annex I of the Declaration relating to the January 30, 2009 Change of Control are hereby settled and released.

b.
Subject to Paragraph 11(c) below, SHUSA, for itself and for all persons acting by, through, under, or in respect of SHUSA and each of its and their present and former members, partners, managers, agents, advisors, officers, directors, employees, parents, subsidiaries, successors, affiliates, predecessors, assigns, attorneys, and insurers, shall release and forever discharge BNYM and all persons acting by, through, under, or in respect of BNYM, including, but not limited to, the Property Trustee and the Directing Holders, and each of its and their present and former members, partners, managers, agents, advisors, officers, directors, employees, parents, subsidiaries, successors, affiliates, predecessors, assigns, attorneys, and insurers (collectively, the “BNYM Releasees”), from all obligations, actions, causes, causes of action, claims at law or in equity, suits, debts, liens, encumbrances, contracts, agreements, promises, liabilities, demands, damages, losses, costs, or expenses of any nature whatsoever, known or unknown, fixed or contingent, related to, regarding, arising out, or that could have been asserted in the Litigation.

c.	Nothing herein shall release any of the Parties from their obligations to perform under this Agreement.

12.
No Admission. This Agreement effects the settlement of various claims that are contested, and it does not constitute an admission of liability by the Parties, or an admission that any Party has violated any law, rule, regulation, contractual right, duty, or obligation. No Party shall state or imply that the execution of this Agreement or the provisions contained herein constitute an admission of obligation or liability or an acknowledgment of any improper act by any Party. Neither this Agreement nor any of the documents it contemplates shall be admissible in any proceeding except a proceeding to enforce the obligations set forth in this Agreement.

13.	Authority. The Parties hereto warrant that they have the full power and authority to execute and deliver this Agreement and to perform the obligations hereunder.

14.
Waiver of Claims. This Agreement shall not be subject to any claim of invalidity, fraud, fraud-in-the-inducement, duress, deceit, mistake of law, or mistake of fact, and expresses the full, final, and complete negotiated settlement of the Parties in accordance with the terms and statements contained and/or set forth herein, regardless of the adequacy of the amounts paid and waived hereunder.

15.
Knowledge, Non-Reliance, and Assumption of Risk. Each Party acknowledges and represents that it or he has read the Agreement and has consulted with its and his attorneys concerning the terms, conditions, and consequences of the Agreement, and, based on that review, fully comprehends the legal and practical import of the Agreement. Each Party further acknowledges and represents that the Agreement is being entered into voluntarily and in reliance upon its and his respective judgment, belief, and knowledge of the Agreement and all facts, statements, Recitals and information associated with the Agreement, and on the advice of its or his own selected attorneys.

16.
Entire Agreement; No Oral Modifications. This Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter contained herein, and shall supersede all prior and contemporaneous undertakings of the Parties in connection therewith. No Party has made any representation to another Party concerning the subject matter of this Agreement except as expressly set forth herein. This Agreement may not be altered, amended, or modified in any respect or particular whatsoever except by a writing duly executed by the Parties. This provision cannot be waived by subsequent parol agreement and/or actions or conduct of the Parties.

17.
Drafter. None of the Parties to this Agreement shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter of this Agreement.

18.
No Waiver. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any of the other provisions hereof whether or not similar, nor shall such waiver constitute a continuing waiver.

19.
Binding Effect. This Agreement, including the releases contained herein, shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors, heirs, and assigns. The terms of this Agreement may be enforced by the successor(s)-in-interest or assignee(s) of any Party to this Agreement.

20.
Severability. The Parties agree and acknowledge that if any provision of this Agreement is determined by a final, non-appealable judgment of a court of competent jurisdiction to be illegal or unenforceable, such determination shall not affect the balance of this Agreement, which shall remain in full force and effect as such invalid provision shall be deemed severable.

21.
Third Party Beneficiaries. The Property Trustee, the Trust PIERS holders (including the Directing Holders), and all of the other BNYM Releasees and SHUSA Releasees, are expressly intended to be a third party beneficiary to this Agreement. No other third party beneficiaries are intended under this Agreement.

22.
Headings. The headings set forth in this Agreement have been inserted for convenience of reference only. Such headings shall not be considered a part of this Agreement, and neither shall they limit, modify, or affect in any way the meaning or interpretation of this Agreement.

23.
Counterparts. This Agreement may be executed in counterparts and, as so executed, shall constitute one and the same agreement, and shall be binding on the Parties. A copy or facsimile of a signature on this Agreement shall have the same force and effect as an original signature.

24.
Attorneys’ Fees In Any Future Dispute. In the event that any legal action is taken to enforce this Agreement, BNYM shall be entitled to recover any of its fees and costs incurred in connection with such enforcement to the same extent it is entitled to recover such fees and costs under the Base Indenture, Third Supplemental Indenture, and Declaration.

25.
Choice of Law/Jurisdiction. The Agreement shall be governed by and construed, enforced, and performed in accordance with the law of the State of New York, without regard to any otherwise applicable rules relating to conflicts of laws. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over any dispute regarding, related to, or arising out of this Agreement, and the Parties agree to submit to the jurisdiction of these courts and not to raise any defense with respect to personal jurisdiction or venue in an action brought in these courts.

26.
Notices. All notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or in the case of telegraphic communication, delivered by telecopy, graphic scanning, or other telegraphic communications equipment) addressed as follows:

If to BNYM:    Jonathan Goldblatt, Esq.
The Bank of New York Mellon
One Wall Street, 29th Floor
New York, New York 10286
Telephone: (212) 635-1575
E-mail: Jonathan.Goldblatt@BNYMellon.com
With a copy to:    Douglas H. Flaum, Esq.
David B. Hennes, Esq.
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Telephone: (212) 859-8000
Facsimile: (212) 859-4000
E-mail: Douglas.Flaum@FriedFrank.com
E-mail: David.Hennes@FriedFrank.com

and:    Glenn E. Siegel, Esq.
James O. Moore, Esq.
Dechert LLP
    1095 Avenue of Americas
New York, New York 10036
Telephone: (212) 698-3500
Facsimile: (212) 698-3599
E-mail: Glenn.Siegel@Dechert.com
E-mail: James.Moore@Dechert.com

If to SHUSA:    Christopher K. Pfirrman, Esq.
Mail Code: MA1-SST-05-08
75 State Street
Boston, Massachusetts 02109
Telephone: (617) 757-5412
Facsimile: (617) 757-5657
E-mail: CPfirrma@sovereignbank.com
With a copy to:    Alan Stone, Esq.
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Telephone: (212) 530-5000
Facsimile: (212) 822-5285
E-mail: AStone@Milbank.com

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the day and year set forth below:

DATED: November 23, 2012    The Bank of New York Mellon Trust Company, N.A.

By: /s/ Gary S. Bush

   Gary S. Bush, Agent

DATED: November 23, 2012    Santander Holdings USA, Inc.

By: /s/ Juan Carlos Alvarez

   Juan Carlos Alvarez, Treasurer

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